True2Beauty, Inc. S-1/A

Exhibit 10.1

Heads of Agreement

Applied DNA Sciences and True2Bid

This Heads of Agreement (HOA) is entered into as of September 2014, (the “Effective Date”) by and between Applied DNA Sciences, Inc. (“ADNAS”), a Delaware corporation located at 50 Health Sciences Drive, Stony Brook, New York, 11790, USA and True2Bid with a place of business at 301 Yamato Road, Suite 1240, Boca Raton, Florida 33431, USA.

SCOPE

Both parties agree to work together, in good faith, on a business partnership focused on using Applied DNA Sciences’ unique SigNature© DNA taggant platform, digitalDNA© software platform and other products as required for DNA marking, tracking and authentication of sports collectibles and sports memorabilia uniquely and authentically identified to an athlete (“Goods”) and offered either within a True2Bid online auction exchange environment or through other means of sale.

Scope includes only Goods, which are DNA-marked post-manufacturing. True2Bid will ensure authenticity via relationships with individual athletes or through relationships with organizations facilitating events to create uniquely identified Goods, including as examples, but not limited to, companies that sponsor signings by athletes at sporting events or charity events.

Scope specifically excludes items which are DNA-marked at a source manufacturer other than True2Bid, including as examples, but not limited to, sports jerseys DNA-marked during manufacturing, containing the name of an athlete.

The parties will communicate about these opportunities, should they arise, to avoid conflict. Scope may be expanded or reduced during the Term of the Agreement with the written approval of both parties.

The partnership is intended to develop through three Phases:

•	Phase 0 Proof of Concept
o	True2Bid purchases DNA mark for use during the development phase and beyond. Title of the mark passes to True2Bid upon receipt of a purchase order and creation of the mark. ADNAS will notify True2Bid when the mark has been created. The mark will be securely stored for True2Bid at ADNAS’ Stony Brook facility until ready for use by True2Bid.
o	True2Bid and ADNAS define one scenario use case as a model for developing the marking, authentication and digital platform solution for Goods.
o	DNA mark up to ten items within the use case scenario and demonstrate field screening, lab authentication and a proof of concept chain of custody software application for user feedback purposes

Page |1

o	Determine Phase 1 deliverables, investment and projected revenue for a commercial-scale environment

o	Upon successful completion of Phase 0, the Parties will negotiate the terms of a Phase 1 pilot program which will include funding requirements and sources, revenue-sharing models and possible extension of Exclusivity

•	Phase 1 Pilot
o	Build out marking, field screening, authentication and software solution based upon feedback from proof of concept to handle a broader set of items and users, scale to be determined
o	Finalize Phase 2 commercialization scope

•	Phase 2 Commercialization
o	Make all marking, authentication, software and support services operational.

ADNAS will provide for Phase 0:

•	Limited Exclusivity for DNA marking, authentication and tracking of Goods for True2Bid during the Term and any mutually agreed extension to the Term. ADNAS will not, for this Term, develop a similar solution with any other company.
•	Unique DNA Mark - ADNAS will design and create one Unique SigNature DNA mark. (Title of the mark passes to True2Bid upon receipt of a purchase order and creation of the mark. ADNAS will notify True2Bid when the mark has been created. The mark will be securely stored for True2Bid at ADNAS’ Stony Brook facility until ready for use by True2Bid.). ADNAS” will provide the technology platform for retaining all information associated with each marked product, including DNA marking and such information necessary to associate each marked item with an owner.
•	Development Services: ADNAS will tailor a formulation, packaging and chain of custody solution specific to one type of collectible substrate for proof of concept within the Phase 0 scenario use case;
•	Quality Control and Forensic Services in Stony Brook, NY. This agreement will provide for up to three (3) forensic authentications including the issuance of Certificates of DNA Analysis (CODA) during the Phase 0 period;

•	One UV torch for screening of DNA marks;

•	Meetings as required, with preferred method by phone or online meeting.

Page |2

True2Bid will provide for Phase 0:

•	Consideration will be paid as follows:
o	$35,000 value for unique True2Bid mark
•	$10,000 paid upon signing (“Effective Date”)
•	Balance paid as $12,500 at four (4) months and $12,500 at eight (8) months after Effective Date.

•	Limited Exclusivity for DNA marking, authentication and registration tracking of Goods for True2Bid online auction exchange or through other means of sale (the “Territory”) during the Term and any mutually agreed extension to the Term. True2Bid will not, for this Term, develop a similar solution with any other company in the Territory.
•	Access to responsible subject matter experts for decisions related to use case scenario and business modelling

•	Collectibles samples to be marked, authenticated and tracked

Term and Termination Duration: This HOA comes into effect on the Effective Date and shall be effective for the period of eight (8) months (“Term”) unless extended or shortened by mutual written consent of both Parties.

This period of exclusivity can be extended if both parties agree to additional commitments in production, sales, funding and/or evolving product partnerships.

Ownership and Confidentiality

True2Bid agrees that all ownership rights in and to the SigNature DNA and digitalDNA system and all related technology and products including but not limited to the DNA marking, authentication and chain of custody tracking software and all the intellectual property rights therein remain with ADNAS and are the confidential and proprietary information of ADNAS.

Right to Terminate

Either party shall have the right to terminate this Agreement if the other party defaults on any of its obligations under this Agreement, unless within thirty (30) calendar days after written notice of such default, the defaulting party remedies the default.

Effect of Termination

Upon termination of this Agreement, each party shall upon request return to the other party any business, technical or product-related materials that may be of a confidential nature. The rights and responsibilities as set out in the aforementioned Ownership and Confidentiality clause shall continue in force indefinitely after termination of this Agreement.

Public Relations: ADNAS and True2Bid agree to jointly cooperate in public relations and communications to market and promote the solution derived from this Agreement through their established marketing and sales channels.

Page |3

Indemnity

True2Bid shall indemnify, defend and hold harmless ADNAS from and against all claims, suits, liability and expense (including but not limited to reasonable attorneys fees) relating to any failure of True2Bid to comply with the Quality Control and Chain of Custody procedures.

Limitation of Remedies

NEITHER PARTY WILL BE LIABLE FOR LOST PROFITS OR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, HOWSOEVER CAUSED; PROVIDED THAT THE FOREGOING WILL NOT APPLY TO A PARTY’S CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS HEREUNDER.

Governing Law

This Agreement will be governed by the laws of the State of New York without regard to any provisions of conflicts of laws. The New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York shall have exclusive jurisdiction to adjudicate any dispute arising in connection with this Agreement and each party hereby consents to such jurisdiction.

Independent Contractors

The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement will be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

Authority to Contract

Both parties hereto warrant that they are validly organized corporations, in good standing under the laws of their states of incorporation, and have the authority to enter into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective authorized officers or representatives as of the date first written above.

Applied DNA Sciences, Inc.		True2Bid

By:	/S/ James A. Hayward, Ph.D., Sc.D.	By:	/S/ William Bollander
Name:	James A. Hayward, Ph.D., Sc.D.	Name:	William Bollander
Title:	President & CEO	Title:	CEO

Page |4